PBF Energy Announces Appointment of Lawrence M. Ziemba as Director

PARSIPPANY, N.J. (BUSINESS WIRE) — December 21, 2022 — PBF Energy Inc. (NYSE: PBF) announced that Lawrence M. Ziemba has been elected as an independent director effective January 1, 2023.

Thomas J. Nimbley, Chairman of the Board and Chief Executive Officer, commented, “We are very pleased to have Larry join the Board of Directors of PBF Energy. Having served on the board of our logistics subsidiary, Larry has deep knowledge of PBF’s operations and, with his extensive industry experience, will be a valuable contributor to the Board.”

From December 2019 to December 2022, Mr. Ziemba served as a director of PBF Logistics GP LLC, the general partner of PBF Logistics LP. Previously, Mr. Ziemba served as Executive VP, Refining and member of the Executive Committee of Phillips 66. He held this position following the separation of Phillips 66 from ConocoPhillips in May 2012. From 2001 to 2012 he served in various downstream positions at ConocoPhillips including president of Global Refining. He has also held various positions of increasing responsibility with Unocal and Tosco from 1977 to 2001.

Forward-Looking Statements
This press release includes certain statements that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in our business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Our expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect our business and future results are discussed in the “Risk Factors” section or other sections in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by us from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and we undertake no obligation to (and expressly disclaim any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

###
Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994